Exhibit 21

CLARCOR INC. SUBSIDIARIES

As of January 31, 2007

	Jurisdiction of
	Incorporation or	Percent of
Name	Organization	Ownership*

CLARCOR Consumer Products, Inc.	Delaware	100%
J.L. Clark, Inc.	Delaware	100%
Clark Europe, Inc.	Delaware	100%
CLARCOR Filtration Products, Inc.	Delaware	100%
CLARCOR Air Filtration Products, Inc.	Kentucky	100%
CLARCOR Total Filtration, Inc.	Delaware	100%
Airklean Engineering Pte. Ltd.	Singapore	100%
Airguard Asia Sdn. Bhd.	Malaysia	100%
Baldwin Filters, Inc.	Delaware	100%
Baldwin Filters N.V.	Belgium	100%
Baldwin Filters Limited	United Kingdom	100%
Baldwin South Africa, Inc.	Delaware	100%
Baldwin-Unifil S.A.	South Africa	100%
Baldwin Filters (Aust.) Pty. Limited	Australia	100%
Baldwin-Weifang Filters Ltd.	China	80%
CLARCOR UK Limited	United Kingdom	100%
CLARCOR UK (Holdings) Ltd.	United Kingdom	100%
Clark Filter, Inc.	Delaware	100%
Filtros Baldwin de Mexico S.A. de C.V.	Mexico	90%
Martin Kurz & Co., Inc.	Delaware	100%
Purolator Facet, Inc.	Delaware	100%
Facet FCE S.A.R.L	France	100%
Facet Iberica S.A.	Spain	100%
Facet Industrial B.V	Netherlands	100%
Facet Industrial U.K. Limited	United Kingdom	100%
Facet Italiana, S.p.A.	Italy	100%
Facet USA Inc.	Delaware	100%
Niagara Screen Products Limited	Canada	100%
Purolator Advanced Filtration Group, Inc.	Delaware	100%
GS Costa Mesa, Inc.	Delaware	100%
Purolator EFP LLC	Delaware	100%
Purolator Filter GmbH	Germany	100%
Total Filtration Services, Inc.	Ohio	100%
United Air Specialists, Inc.	Ohio	100%
CLARCOR International, Inc.	Delaware	100%
CLARCOR Trading Company	Delaware	100%
CLC Support Services, Inc.	Delaware	100%
CLC Technologies, Inc.	Delaware	100%
Filtra Tech Systems, Inc	Minnesota	100%
Leedar, Inc.	Oklahoma	100%
Clarcor International Holdings B.V.	Netherlands	100%

*	Direct or indirect